UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2019

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10614 Science Center Drive San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 25, 2019, Regulus Therapeutics Inc. (the “Company”) entered into a lease agreement (the “Lease”) with ARE-SD Region No. 44 LLC (“Landlord”) for the lease of approximately 24,562 square feet of rentable area of the building located at 10628 Science Center Drive, San Diego, California 92121 (the “Premises”), which Premises are currently occupied by Nitto Biopharma, Inc. (“Nitto”). The commencement date of the Lease is expected to be on or before April 1, 2019 (the “Commencement Date”). The Company expects to use the Premises as its new principal executive offices and as a laboratory for research and development, manufacturing, and other related uses. The term of the Lease (the “Initial Term”) is four years three months, ending June 30, 2023 (assuming an April 1, 2019 Commencement Date). The aggregate base rent due over the Initial Term under the terms of the Lease is approximately $4.6 million (without giving effect to certain rent abatement terms). The Company will also be responsible for the payment of additional rent to cover the Company’s share of the annual operating expenses of the building, the annual tax expenses of the building and the annual utilities costs for the building. In the event of a default of certain of the Company’s obligations under the Lease, Landlord would have right to terminate the Lease and recover damages as provided by the lease contract and by law.

On February 19, 2019, the Company entered into an agreement (the “Space Swap Agreement”) with Nitto, pursuant to which the Company agreed, contingent upon the execution of the Lease and the termination of the Prior Lease, as described below, to, among other things, (i) swap buildings with Nitto on or about the Commencement Date, and (ii) sell, convey and transfer all right, title and interest in certain furniture, fixtures and equipment to Nitto, as set forth in the Space Swap Agreement. Under the Space Swap Agreement, the Company will pay to Nitto (a) a relocation assistance payment in the amount of $0.1 million; (b) $0.2 million representing the difference between the security deposits under the Prior Lease and Nitto’s prior lease, and (c) $1.2 million as reimbursement for the six monthly installments of base monthly rent due pursuant to the new lease between Nitto and Landlord, subject to certain adjustments, which reimbursements are to be paid as rent comes due for Nitto under its new lease.

The foregoing descriptions of the Lease and the Space Swap Agreement are qualified in their entirety by reference to the Lease and the Space Swap Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Item 1.02	Termination of a Material Definitive Agreement.

On February 25, 2019, the Company and Landlord entered into a second amendment (the “Lease Amendment”) to the lease dated July 31, 2015, as amended, between the Company and Landlord (the “Prior Lease”) for the lease of approximately 59,248 square feet located at 10614 Science Center Drive, San Diego, California 92121. Under the terms of the Lease Amendment, the expiration date of the Prior Lease will be accelerated from April 30, 2024 to April 1, 2019 and the Prior Lease will terminate upon the Commencement Date of the Lease. The Lease Amendment will eliminate all further rents due under the Prior Lease, including aggregate base rent over its remaining term of approximately $14.2 million.

The foregoing description of the Lease Amendment is qualified in its entirety by reference to the Lease Amendment, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: February 25, 2019	By:	/s/ Joseph P. Hagan
Joseph P. Hagan
President and Chief Executive Officer